Exhibit 99.1

CTG Reports 2017 Second Quarter Results

GAAP Earnings of $0.03, Non-GAAP earnings of $0.06 at High-End of Guidance,

Continued Actions to Implement Three-Year Strategic Plan,

Made Significant Progress in Filling Executive Sales Leader Position,

Continued Significant Stock Buyback Program

BUFFALO, N.Y., July 25, 2017 – CTG (NASDAQ: CTG), an information technology (IT) solutions and services company, today announced its financial results for the second quarter ended June 30, 2017.

Second Quarter Results

•	Revenue was $75.5 million;

•	GAAP operating margin was 0.9%, which included $0.8 million in severance-related charges. Non-GAAP operating margin was 2.0%; and

•	GAAP net income was $0.4 million, or $0.03 per diluted share, which included $0.03 per diluted share in severance-related charges. Non-GAAP net income was $0.06 per diluted share.

2017 - Laying the Foundation for Growth and Profitability

•	Formalized a definitive three-year strategic plan for growth

•	Implemented the ONE CTG program to promote collaboration and cross-selling across the enterprise

•	Upgraded and expanded the sales organization

•	Flattened the organization to drive efficiencies and improve performance

•	Added a new Board member with extensive IT Services experience

•	Rolled out our Application Advantage solution offering in both Europe and North America

•	Directly aligned the executive leadership team with shareholders with performance-based equity grants

•	Positioned our Indian operation to provide technical services

Specifically In the Second Quarter

•	Continued to strengthen leadership across the organization, including:

•	Made significant progress in filling executive sales leader position

•	Enhanced the sales organization to drive opportunities across the enterprise,

•	Consolidated resources improving efficiency and actively managing costs, and

•	Repurchased an additional 257,000 shares during the quarter, amounting to $1.45 million of the Company’s authorized $10.0 million share buyback program ($3.3 million repurchased in the aggregate in 2017 through June 30, 2017)

CTG Chief Executive Officer, Bud Crumlish, commented, “We have laid the foundation for growth and are starting to see the benefits, especially in terms of notable opportunities. We are committed to achieving or exceeding the three-year strategic plan issued earlier this year by creating a collaborative, accountable sales culture that is the basis of our long-term growth strategy. Second quarter revenue reflected weaker than anticipated demand from several staffing clients that was magnified by a delayed issuance of purchase orders at one of our largest clients. Despite these near-term challenges, we continue to make progress across all areas of our business. I am confident with the initiatives we have put in place and in conjunction with decisive action, we remain on track to execute our three-year strategic plan.”

Continued Actions to Execute on Strategic Objectives

Mr. Crumlish continued, “During the quarter, we made progress in expanding our existing services across all lines of business as part of the ONE CTG program that was announced and launched in early January. We also continued to add new staffing clients in the quarter, which is a key element of the strategic plan to diversify the staffing client portfolio. In line with these objectives, the Company recently secured incremental work with an existing global IT management and services account, which we believe has the potential to further expand and ultimately become a top staffing client. Future growth of this account could significantly expand our North American footprint. Additionally, we continued to advance new opportunities at our largest Staffing client in the quarter, and made meaningful progress towards finalizing formal engagements with multiple prospective new companies.

“The Company’s European operations continued to perform well in the quarter with revenue growth of about 4% year-over year, despite negative foreign currency fluctuations. This is the sixth straight quarter of year-over-year revenue growth for our European operations.

“During the quarter, we took actions to consolidate selective resources and positions in our healthcare business in order to further improve the performance of our existing delivery capabilities. Simultaneously, we continue to make judicious investments in leadership and sales resources to drive future growth. As part of these efforts, and in direct support of our business objectives, we are actively in the process of finalizing our search for a senior executive sales leader. This new role aligns with our focus on growth and replaces the COO search we began last quarter, as expanding our pipeline and focusing on revenue growth are among our highest priorities.”

Focused on Execution and Incremental Results

Mr. Crumlish concluded, “Despite the recent weakness at several of our largest Staffing clients, we believe the overall market environment continues to be favorable as we build the foundation for future growth. In fact, we currently have the largest proposal pipeline in recent history, and I am very optimistic about the progress we are making to advance a growing number of tangible new business opportunities. As we look to the second half of 2017, our priorities continue to be establishing top-line growth and diversifying CTG’s client base, while also carefully managing expenses to preserve near-term earnings. We remain fully committed to our strategic plan and driving incremental improvement toward the achievement of our three-year financial objectives, which we firmly believe will be achieved.”

As CTG continues to expand its business in line with the three-year strategic plan, the Company recently issued performance grants to CTG’s executive management team to align equity incentives with execution and an immediate focus on increasing shareholder value. The performance grants were issued at a closing price of $5.75 per share on May 15, 2017. The grants require a 50% increase in 30-day average stock price to $8.63 within a three-year period from the date of grant in order for 50% of the shares to vest, and a 100% price increase in 30-day average stock price to $11.50 within a three-year period from the date of grant for the vesting of the remaining shares.

Consolidated Second Quarter Results

Revenue in the second quarter ending June 30, 2017 was $75.5 million, compared with $77.0 million in the first quarter of 2017 and $83.5 million in the second quarter of 2016. The decline in revenue primarily reflects a combination of reduced business and delayed purchase orders at a large staffing client. Negative currency translation reduced revenue in the second quarter by $0.6 million, compared with a negative impact of $0.8 million in the first quarter of 2017.

Direct costs in the second quarter were $61.9 million or 81.9% of revenue, and included $0.4 million of severance-related charges, compared with $62.8 million or 81.5% of revenue in the first quarter of 2017, and $67.6 million or 80.9% of revenue in the year-ago second quarter. Direct costs in the second quarter of 2016 benefited from approximately $0.7 million in foreign payroll tax credits.

GAAP SG&A expense in the second quarter of 2017 was $12.9 million, and included $0.4 million in severance-related charges. Excluding the charges, non-GAAP SG&A in the second quarter was $12.5 million, compared with $12.9 million in the first quarter of 2017 and $14.0 million in the second quarter of 2016.

GAAP operating income in the second quarter of 2017 was $0.7 million, or 0.9% of revenue, and included a total of $0.8 million in severance-related charges. Non-GAAP operating income in the second quarter was $1.5 million, or 2.0% of revenue, compared with operating income of $1.3 million or 1.7% of revenue in the first quarter of 2017. Operating income in the second quarter of 2016 was $1.9 million or 2.3% of revenue, and benefited from foreign payroll tax credits.

CTG’s effective income tax rate in the second quarter was 33.2% compared with 29.6% in the second quarter of 2016.

GAAP net income in the second quarter of 2017 was $434,000, or $0.03 per diluted share, which included approximately $0.6 million in severance-related charges, net of tax. Non-GAAP net income in the second quarter was $1.0 million, or $0.06 per diluted share, compared with net income of $751,000, or $0.05 per diluted share, in the first quarter of 2017. Net income in the second quarter of 2016 was $1.3 million, or $0.08 per diluted share, and included a $0.03 per diluted share benefit related to foreign payroll tax credits.

Reconciliation of GAAP to Non-GAAP Information

The Company has referenced non-GAAP information in this news release. The Company believes that the use of non-GAAP financial information provides useful information to investors and management to gain an overall understanding of its current financial performance and prospects. In addition, non-GAAP financial measures are used by management for forecasting and facilitating ongoing operating decisions as well as measuring the Company’s overall performance. The Company believes that these non-GAAP measures align closely to its internal measurement processes and are reflective of the

Company’s core operating results. Specifically, the non-GAAP information as presented excludes severance-related charges that the Company believes are not indicative of its core operating results. The reconciliation of GAAP to non-GAAP information for the second quarter ended June 30, 2017 is as follows:

(in Millions, except EPS)	Operating Income	Operating Margin	Net Income	Diluted EPS
GAAP results	$0.7	0.9%	$0.4	$0.03
Severance-related charges	0.8	1.1%	0.6	0.03

Non-GAAP results	$1.5	2.0%	$1.0	$0.06

CTG recorded severance-related charges totaling $0.8 million ($0.4 million included in direct costs, and $0.4 million included in SG&A), or $0.03 per diluted share, in the second quarter of 2017 related to the consolidation of certain resources and positions in Europe and a former executive in the U.S.

Balance Sheet

Cash and short-term investments at June 30, 2017 were $11.5 million and long-term debt was $3.0 million. Days sales outstanding were 82 days in the second quarter of 2017, compared with 81 days in the second quarter of 2016.

Share Repurchase Program

During the second quarter, the Company repurchased 257,000 CTG shares at an average price of $5.63 per share, or approximately $1.45 million. Since the announcement of the authorization in November 2016 and through July 24, 2017, the Company repurchased 980,000 shares at an average price of $4.94 per share. As of July 24, 2017, the Company had $5.2 million remaining under its existing repurchase authorization.

Guidance and Outlook

CTG expects total revenue for the third quarter of 2017 to range between $75.0 and $77.0 million with operating margin expected to be between 1.6% and 1.8%. Net income is expected to be between $0.04 and $0.06 per diluted share. There are 63 billing days in the third quarter of 2017, the same as in the prior year third quarter. Third quarter 2016 net loss of ($1.03) per share included goodwill impairment of $1.01 per share and severance-related charges of $0.06 per share.

For the full year 2017, CTG expects revenue to range between $305.0 and $315.0 million with the GAAP operating margin estimated to be 1.7%, and the non-GAAP operation margin estimated to be 2.0%. GAAP net income for the full year is expected to be between $0.19 to $0.23 per diluted share, while non-GAAP net income for the full year is expected to be between $0.22 and $0.26 per diluted share.

John M. Laubacker, CTG’s Chief Financial Officer, commented, “Our revised full-year revenue guidance reflects the weaker demand we experienced from several of our large staffing clients in the second quarter, combined with the unexpected delay in issued purchase orders from one of our largest clients. Importantly, we are maintaining the midpoint of our full-year earnings guidance. Our expectations include ongoing diligent cost management as well as continued investments in sales and recruiting resources. We remain committed to driving growth and profitability and continue to be encouraged by the number and quality of opportunities in our pipeline. The progress we are making to secure new clients and projects, together with the strength of our customer expansion opportunities, makes us optimistic that we will return to year-over year revenue growth in the 2017 fourth quarter.”

Conference Call and Webcast

CTG will hold a conference call today at 8:30 a.m. Eastern Time to discuss its financial results and business outlook. To access CTG’s conference call via telephone, dial 1-800-553-5260 by 8:20 a.m. Eastern Time and ask for the CTG conference call. The call will also be webcast from CTG’s website at http://www.ctg.com.

A replay of the call will be available between 10:30 a.m. Eastern Time July 25, 2017, and 11:59 p.m. Eastern Time July 28, 2017, by dialing 1-800-475-6701 and entering conference ID 403937. The webcast will be archived on CTG’s website in the events and presentations section for approximately 90 days following completion of the conference call.

About CTG

CTG provides industry-specific IT services and solutions that address the business needs and challenges of clients in high-growth industries in North America and Western Europe. CTG also provides strategic staffing services for major technology companies and large corporations. Backed by more than 50 years of experience and proprietary methodologies, CTG has a proven track record of reliably delivering high-value, industry-specific staffing services and solutions to its clients. CTG has operations in North America, Western Europe, and India. The Company regularly posts news and other important information online at www.ctg.com.

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth, financial outlook, business strategy and performance expectations for 2017 and three-year performance targets, a share repurchase program, and statements related to cost control, new business opportunities, financial performance, market demand, and other attributes of the Company. These statements are based upon the Company’s expectations and assumptions, a review of industry reports, current business conditions in the areas where the Company does business, feedback from existing and potential new clients, a review of current and proposed legislation and governmental regulations that may affect the Company and/or its clients, and other future events or circumstances. Actual results could differ materially from the outlook guidance, expectations, and other forward-looking statements as a result of a number of factors, including among others, the availability to the Company of qualified professional staff, domestic and foreign industry competition for clients and talent, increased bargaining power of large clients, the Company’s ability to protect confidential client data, the partial or complete loss of the revenue the Company generates from International Business Machines Corporation (IBM) and/or SDI International (SDI), the uncertainty of clients’ implementations of cost reduction projects, the effect of healthcare reform and initiatives, the mix of work between staffing and solutions, currency exchange risks, risks associated with operating in foreign jurisdictions, renegotiations, nullification, or breaches of contracts with clients, vendors, subcontractors or other parties, the change in valuation of capitalized software balances, the impact of current and future laws and government regulation, as well as repeal or modification of such, affecting the information technology (IT) solutions and staffing industry, taxes and the Company’s operations in particular, industry and economic conditions, including fluctuations in demand for IT services, consolidation among the Company’s competitors or clients, the need to supplement or change our IT services in response to new offerings in the industry or changes in client requirements for IT products and solutions and other factors that involve risk and uncertainty including those listed in the Company’s reports filed with the Securities and Exchange Commission as of the date of this document. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2016 Form 10-K, which is incorporated by reference, and other reports that may be filed from time to time with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Investors and Media:

John M. Laubacker, Chief Financial Officer

(716) 887-7368

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Operations

(Unaudited)

(amounts in thousands except per share data)

	For the Quarter Ended		For the Two Quarters Ended
	June 30, 2017	July 1, 2016	June 30, 2017	July 1, 2016
Revenue	$75,521	$83,486	$152,527	$169,336
Direct costs	61,864	67,574	124,641	138,879
Selling, general and administrative expenses	12,940	14,026	25,863	27,493
Goodwill impairment charge	—	—	—	21,544

Operating income (loss)	717	1,886	2,023	(18,580)
Other expense, net	(67)	(97)	(96)	(159)

Income (loss) before income taxes	650	1,789	1,927	(18,739)
Provision for income taxes	216	530	742	859

Net income (loss)	$434	$1,259	$1,185	$(19,598)

Net income (loss) per share:
Basic	$0.03	$0.08	$0.08	$(1.26)

Diluted	$0.03	$0.08	$0.08	$(1.26)

Weighted average shares outstanding:
Basic	15,142	15,584	15,219	15,554
Diluted	15,479	15,789	15,454	15,554
Cash dividend declared per share	$—	$0.06	$—	$0.12

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands)

	June 30, 2017	December 31, 2016	July 1, 2016
Current Assets:
Cash and cash equivalents	$11,523	$9,407	$10,866
Accounts receivable, net	67,996	71,355	73,969
Other current assets	2,819	2,010	3,410

Total current assets	82,338	82,772	88,245
Property and equipment, net	6,225	5,863	5,904
Goodwill	—	—	15,717
Other assets	38,379	38,280	36,402

Total Assets	$126,942	$126,915	$146,268

Current Liabilities:
Accounts payable	$6,936	$6,973	$7,444
Dividend payable	—	—	959
Accrued compensation	17,570	17,365	17,929
Other current liabilities	6,767	5,573	5,793

Total current liabilities	31,273	29,911	32,125
Long-term debt	3,000	4,725	4,600
Other liabilities	13,794	13,460	12,197
Shareholders’ equity	78,875	78,819	97,346

Total Liabilities and Shareholders’ Equity	$126,942	$126,915	$146,268

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(amounts in thousands)

	For the Two Quarters Ended
	June 30, 2017	July 1, 2016
Net income (loss)	$1,185	$(19,598)
Depreciation and amortization expense	769	830
Equity-based compensation expense	491	824
Goodwill impairment charge	—	21,544
Other operating items	4,571	(3,795)

Net cash provided by (used in) operating activities	7,016	(195)
Net cash used in investing activities	(1,060)	(998)
Net cash provided by (used in) financing activities	(4,508)	1,158
Effect of exchange rates on cash and cash equivalents	668	100

Net increase in cash and cash equivalents	2,116	65
Cash and cash equivalents at beginning of period	9,407	10,801

Cash and cash equivalents at end of period	$11,523	$10,866

COMPUTER TASK GROUP, INCORPORATED (CTG)

Other Financial Information

(Unaudited)

(amounts in thousands except days data)

	For the Quarter Ended				For the Two Quarters Ended
	June 30, 2017		July 1, 2016		June 30, 2017		July 1, 2016
Revenue by Service
IT Solutions	$22,540	30%	$24,647	30%	$45,665	30%	$50,426	30%
IT Staffing	52,981	70%	58,839	70%	106,862	70%	118,910	70%

Total	$75,521	100%	$83,486	100%	$152,527	100%	$169,336	100%

Revenue by Vertical Market
Technology Service Providers	33%		34%		33%		35%
Manufacturing	26%		24%		26%		24%
Healthcare	17%		19%		17%		19%
General Markets	11%		10%		11%		9%
Financial Services	8%		8%		8%		7%
Diversified Industrials	5%		5%		5%		6%

Total	100%		100%		100%		100%

Revenue by Location
North America	$56,587	75%	$65,302	78%	$114,480	75%	$133,367	79%
Europe	18,934	25%	18,184	22%	38,047	25%	35,969	21%

Total	$75,521	100%	$83,486	100%	$152,527	100%	$169,336	100%

Foreign Currency Impact on Revenue
Europe	$(588)		$286		$(1,417)		$(120)
Billable Travel Included in Revenue and Direct Costs
Billable Travel	$882		$998		$1,722		$2,244
Cash at End of Period	$11,523		$10,866
Cash provided by (used) in Oper.	$(1,446)		$(785)		$7,016		$(195)
Long-term Debt Balance	$3,000		$4,600
Billable Days in Period	64		64		128		129

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CTG news releases are available on the Web at www.ctg.com.